ACCOUNTANTS + ADVISORS

www.rrbb.com

ROSENBERG RICH BAKER BERMAN & COMPANY

265 Davidson Avenue, Suite 210 • Somerset, NJ 08873-4120 • PHONE 908-231-1000 • FAX 908-231-6894
111 Dunnell Road, Suite 100 • Maplewood, NJ 07040 • PHONE 973-763-6363 • FAX 973-769-4430

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Esports Entertainment Group, Inc. (The Company) on Form S-3 to be filed on January 25, 2021, of our report dated October 1, 2020, on our audit of the consolidated financial statements of Esports Entertainment Group, Inc. as of June 30, 2020 and 2019, and for the years then ended, which report was included in the Annual Report on Form 10-K filed October 1, 2020.

Rosenberg Rich Baker Berman, P.A.
Somerset, New Jersey
January 25, 2021